Exhibit (i)

Eaton Vance Management The Eaton Vance Building 255 State Street Boston, MA 02109 Telephone: (617) 482-8260 Telecopy: (617) 338-8054

January 25, 2007

Eaton Vance Growth Trust The Eaton Vance Building 255 State Street Boston, MA 02109 Ladies and Gentlemen:

Eaton Vance Growth Trust (the “Trust”) is a voluntary association (commonly referred to as a “business trust”) established under Massachusetts law with the powers and authority set forth under its Declaration of Trust dated May 25, 1989, as amended (the “Declaration of Trust”).

I am of the opinion that all legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more series or classes of shares, without par value, and the number of shares of each series or class authorized is unlimited. The series and classes of shares established and designated as of the date hereof and registered by Form N-1A are identified on
Appendix A hereto.

Under the Declaration of Trust, the Trustees may from time to time issue and sell or cause to be issued and sold shares of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, and with respect to Massachusetts law (other than the
Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of
America, I am of the opinion that under existing law:

Eaton Vance Growth Trust January 25, 2007 Page 2

1. The Trust is a trust with transferable shares of beneficial interest organized in compliance with the laws of the Commonwealth of Massachusetts, and the Declaration of Trust is
legal and valid under the laws of the Commonwealth of Massachusetts.

2. Shares of beneficial interest of the Trust registered by Form N-1A may be legally and validly issued in accordance with the Declaration of Trust upon receipt of payment in compliance with the Declaration of Trust and, when so issued and sold, will be fully paid and nonassessable by the Trust.

I am a member of the Massachusetts bar and have acted as internal legal counsel to the
Trust in connection with the registration of shares.

I hereby consent to the filing of this opinion with the Securities and Exchange
Commission as an exhibit to Post-Effective Amendment No. 98 to the Trust’s Registration
Statement on Form N-1A pursuant to the Securities Act of 1933, as amended.

Very truly yours,

/s/ Katy D. Burke
Katy D. Burke, Esq.
Vice President

Appendix A Established and Designated Series of the Trust

Eaton Vance Asian Small Companies Fund(1)
Eaton Vance-Atlanta Capital Bond Fund(3)
Eaton Vance-Atlanta Capital Large-Cap Growth Fund(2)
Eaton Vance-Atlanta Capital SMID-Cap Fund(2)
Eaton Vance Global Growth Fund(1)
Eaton Vance Greater China Growth Fund(1)
Eaton Vance Growth Fund(1)
Eaton Vance Worldwide Health Sciences Fund(4)

Authorized classes are as follows:
(1)	Classes A, B, C and I
(2)	Classes A and I
(3)	Class I
(4)	Classes A, B, C, I and R